Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated 17 December 2010 relating to the financial statements for the fiscal years ended 30 June 2010 and 30 June 2009, which appears in Samson Oil & Gas Limited’s Annual Report on Form 20-F for the year ended 30 June 2010.

/s/ PricewaterhouseCoopers

Perth, Australia
20 April 2011